EXHIBIT 5.1

900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746-5546 PHONE 512-338-5400 FAX 202.512-5499

July 3, 2013

Bazaarvoice, Inc.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Bazaarvoice, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,419,495 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 3,682,913 additional shares reserved for issuance pursuant to the Bazaarvoice, Inc. 2012 Equity Incentive Plan, and (ii) 736,582 additional shares reserved for issuance pursuant to the Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

AUSTIN  BRUSSELS  GEORGETOWN, DE  HONG KONG  NEW YORK  PALO ALTO   SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, DC